               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12


                    CELADON GROUP, INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

                              CELADON GROUP, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of
CELADON GROUP, INC.

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Celadon Group, Inc. will be held at the New York City Athletic Club, 180 Central Park South, New York City, New York 10019 on Tuesday, December 17, 1996 at 10:00 a.m. (local time) for the following purposes:

     1. To elect five directors;

     2. To ratify the appointment of Ernst & Young LLP as independent auditors for the current fiscal year; and

     3. To transact such other business as may properly be brought before the meeting.

     The Board of Directors has fixed the close of business on November 1, 1996, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

                                          By order of the Board of Directors
                                          /s/ PAUL A. WILL
                                          PAUL A. WILL
                                          Secretary

November 8, 1996

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO INSURE THAT YOUR SHARES ARE VOTED.

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----

Proxy Statement............................................................................................     1
Directors and Executive Officers...........................................................................     1
Executive Compensation.....................................................................................     3
Stock Price Performance Chart..............................................................................     7
Employment Agreements......................................................................................     8
Security Ownership of Principal Stockholders and Management................................................    10
Certain Relationships and Related Transactions.............................................................    12
Ratification of Appointment of Ernst & Young LLP...........................................................    13
Stockholders' Proposals....................................................................................    13
General....................................................................................................    14

                              CELADON GROUP, INC.
                              9503 E. 33RD STREET
                          INDIANAPOLIS, INDIANA 46236

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Celadon Group, Inc. (the 'Company') to be voted at the annual meeting of stockholders of the Company (the 'Meeting') to be held on December 17, 1996, at the New York Athletic Club, 180 Central Park South, New York City, New York 10019. If not otherwise specified, all proxies received pursuant to this solicitation will be voted in the election of directors FOR the persons named below and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

     Stockholders who execute proxies may revoke them at any time before they are exercised by giving written notice to the Secretary of the Company at the address of the Company, by executing a subsequent proxy and presenting it to the Secretary of the Company, or by attending the meeting and voting in person.

     As of November 1, 1996, the record date for the Meeting, the Company had outstanding 7,632,580 shares of Common Stock which are entitled to vote at the meeting, each share being entitled to one vote. Only stockholders of record at the close of business on November 1, 1996 will be entitled to vote at the Meeting, and this Proxy Statement and the accompanying proxy are being sent to such stockholders on or about November 8, 1996.

                        DIRECTORS AND EXECUTIVE OFFICERS

     At the Meeting, five directors are to be elected to hold office until the annual meeting of stockholders in 1997 and until their respective successors have been elected and qualified. It is the intention of the persons named in the enclosed form of proxy to vote for the election as directors of the Company, Stephen Russell, Paul A. Biddelman, Michael Miller, Joel E. Smilow and Kilin To. Except for Mr. Smilow, all of the individuals are currently directors of the Company, and all of the named individuals are nominees of the Board of Directors. The Board of Directors recommends that the stockholders vote FOR the election of all five nominees.

     The directors, persons nominated to become directors and executive officers of the Company and its subsidiaries are as follows:

              NAME                 AGE                                   POSITION
--------------------------------   ---   -------------------------------------------------------------------------
Stephen Russell.................   56    Chairman of the Board, President and Chief Executive Officer of the
                                           Company
Don S. Snyder...................   47    Executive Vice President/Chief Financial Officer of the Company
Paul A. Will....................   30    Vice President -- Secretary of the Company
Michael W. Dunlap...............   34    Vice President -- Treasurer of the Company
Paul A. Biddelman*..............   50    Director of the Company
Michael Miller*.................   51    Director of the Company
Joel E. Smilow..................   63    Nominee
Kilin To*.......................   53    Director of the Company

------------

*  Members of the Audit and Compensation Committees

     Mr. Russell has been Chairman of the Board and Chief Executive Officer of the Company since its inception in July 1986. He is also a director of Petroleum Heat and Power Co., Inc. and a member of the North American Transportation Alliance advisory board. Mr. Russell has been a member of the Board of Advisors of the Cornell University Johnson Graduate School of Management since 1983.

     Mr. Snyder has been Executive Vice President, Chief Financial Officer of the Company since September 1996. He was Executive Vice President, Chief Financial Officer and Treasurer from April, 1996 to September, 1996. He served as Vice President -- Controller for Burlington Northern Railroad

Company, a company engaged in the railroad transportation business in the United States, from December 1987 to December 1995. Mr. Snyder is a certified public accountant.

     Mr. Dunlap has been Vice President -- Treasurer of the Company since July 1996. He served as Vice President of Finance for National Freight, Inc., a regional truckload transportation company, from October 1993 to July 1996. He served as Vice President -- Treasurer for Burlington Motor Carriers, Inc., a nationwide truckload transportation company from June 1992 to October 1993, and Corporate Controller for Burlington Motor Carriers, Inc. from October 1990 to June 1992.

     Mr. Will has been Vice President -- Controller and Secretary of the Company since September 1996. He was Vice President -- Controller for Celadon Trucking Services, Inc. from January 1996 to September 1996 and Controller from September 1993 to January 1996. He served as Controller for American Hi-Lift, a company engaged in the business of renting aerial work platform equipment from February 1992 to September 1993. From January 1989 to February 1992, he was on the staff of KPMG Peat Marwick, a public accounting firm. Mr. Will is a certified public accountant.

     Mr. Biddelman has been a director of the Company since October 1992. Mr. Biddelman has been Treasurer of Hanseatic Corporation, a private investment company, since April 1992 and was a Managing Director of Clements Taee Biddelman Incorporated, a financial advisory firm, from January 1991 to April 1992. From prior to 1988 until December 1990, Mr. Biddelman was a Managing Director, Corporate Finance Department, of Drexel Burham Lambert Incorporated. He is also a director of Petroleum Heat and Power Co., Inc., Premier Parks, Inc., Electronic Retailing Systems International, Inc., Oppenheimer Group, Inc., Star Gas Corporation (the General Partner of Star Gas Partners L.P.), and Insituform Technologies, Inc.

     Mr.  Miller has  been a  director of the  Company since  February 1992. Mr.
Miller has been Chairman of the Board and Chief Executive Officer of Aarnel Funding Corporation, a venture capital/real estate company since 1974, a partner of Independence Realty, an owner and manager of real estate properties, since 1989, and President and Chief Executive Officer of Miller Investment Company, Inc., a private investment company, since 1990.

     Mr. Smilow served as Chief Executive Officer of Playtex Products, Inc. and its predecessors ('Playtex') from 1969 until July 10, 1995 and served as Chairman of Playtex from 1969 until June 1995. He is currently a director of Playtex Products, Inc.

     Mr. To has been a director of the Company since 1988. He has been a managing partner of Sycamore Management, Inc., since 1995. He also had been a Vice President of Citicorp Venture Capital, Ltd. ('CVC'), a subsidiary of Citicorp N.A., from 1984 to 1995. In addition, Mr. To is a director of Condere Corporation and International Channel Network.

     All directors of the Company hold office until the next annual meeting of stockholders of the Company or until their successors are elected and qualified or they resign. Mr. Russell and Hanseatic Corporation are parties to a stockholders agreement pursuant to which they have agreed to vote their shares of Common Stock for the other's designee. Those designees are Messrs. Russell and Biddelman. See 'Certain Relationships and Related Transactions -- Transactions with Directors and Stockholders' and 'Security Ownership of Principal Stockholders and Management.' Executive officers hold office until their successors are chosen and qualified, subject to their removal by the Board of Directors, to any employment agreements or their resignation. See 'Executive Compensation -- Employment Agreements.'

     Pursuant to Section 145 of the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by law, indemnify all directors, officers, incorporators, employees, or agents of the Company against liability for certain of their acts. The Company's Certificate of Incorporation provides that, with a number of exceptions, no director of the Company shall be liable to the Company for damages for breach of his fiduciary duty as a director.

     The Audit and Compensation Committees each consist of Paul A. Biddelman, Michael Miller, Kilin To and if elected, Joel E. Smilow. The Compensation Committee reviews general policy matters relating to compensation and benefits of employees and officers of the Company, administers the Company's Employee Stock Purchase Plan and through October 1996, administered the Company's Stock Option

Plan. Effective November 1, 1996, the full Board of Directors became the administrators of the Company's Stock Option Plan. The Audit Committee meets with management and the Company's independent auditors to determine the adequacy of internal controls and other financial reporting matters. The Company does not have a nominating committee or a committee performing similar functions.

     The Board of Directors of the Company met ten times during the fiscal year ended June 30, 1996. No current director failed to attend at least 75% of those meetings or any committee of the Board of which he was a member. The Company's Audit Committee met one time during the year ended June 30, 1996.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Under the securities laws of the United States, the Company's directors, officers, and any persons owning more than 10 percent of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the Securities and Exchange Commission. Based on material provided to the Company, all such required reports were filed on a timely basis in fiscal 1996 except for the Form 3 for Don S. Snyder which was filed late due to an administrative oversight.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid or accrued by the Company for services rendered during fiscal 1996, 1995 and 1994 to the Chief Executive Officer of the Company, the Chief Executive Officer of Randy International, Ltd. a subsidiary of the Company, and each of the three other most highly paid executive officers of the Company, each of whose annual cash compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                             LONG TERM
                                                                                                            COMPENSATION
                                                                                                               AWARDS
                                                                                                            ------------
                                                                         ANNUAL COMPENSATION                 SECURITIES
                                                    FISCAL    ------------------------------------------     UNDERLYING
           NAME AND PRINCIPAL POSITION               YEAR           SALARY                  BONUS             OPTIONS
-------------------------------------------------   ------    -------------------    -------------------    ------------
Stephen Russell .................................     1996         $ 438,711             $--                   20,000
  Chairman of the Board and Chief Executive           1995           408,103              --                   50,000
  Officer                                             1994           462,308                61,239              --
Leonard R. Bennett(3) ...........................     1996         $ 438,711             $--                   20,000
  President, Chief Operating Officer and Director     1995           408,103              --                   50,000
                                                      1994           462,308                61,239              --
Norman G. Greif .................................     1996         $ 320,000             $--                    --
  President and Chief Executive Officer of Randy      1995           320,000              --                    --
  International, Ltd.                                 1994           320,000              --                  110,000
Richard Goldenberg(4) ...........................     1996         $ 113,400             $  10,000              --
  Vice President, Secretary                           1995           113,400                10,000              2,500
                                                      1994           113,400                14,700              5,000
Brian L. Reach ..................................     1996         $ 170,000             $  26,315             20,000
  Vice President Special Projects                     1995           170,000                29,584             30,000
                                                      1994           126,538              --                   30,000


                                                    ALL OTHER
           NAME AND PRINCIPAL POSITION             COMPENSATION
-------------------------------------------------  ------------
Stephen Russell .................................    $110,446(1)(2)
  Chairman of the Board and Chief Executive           130,978(1)(2)
  Officer                                             145,462(1)(2)
Leonard R. Bennett(3) ...........................    $155,380(1)(2)
  President, Chief Operating Officer and Director     172,380(1)(2)
                                                      151,100(1)(2)
Norman G. Greif .................................    $ --
  President and Chief Executive Officer of Randy       --
  International, Ltd.                                  --
Richard Goldenberg(4) ...........................    $    937(2)
  Vice President, Secretary                             1,417(2)
                                                        1,406(2)
Brian L. Reach ..................................    $  2,136
  Vice President Special Projects                       2,139(2)
                                                       --

                                                        (footnotes on next page)

(footnotes from previous page)

(1) Includes the premiums paid by the Company for split-dollar insurance for which the Company has an assignment against the cash value for premiums paid, as follows: Stephen Russell -- $99,587 in fiscal 1996, $120,123 in fiscal 1995 and $119,307 in fiscal 1994; and Leonard R. Bennett -- $142,350 in fiscal 1996, $159,572 in fiscal 1995, $132,211 in fiscal 1994 and premiums on long-term disability insurance paid as follows: Stephen Russell -- $8,484 in fiscal 1996, $8,484 in fiscal 1995 and $23,906 in fiscal 1994; and Leonard R. Bennett -- $10,436 in fiscal 1996, $10,437 in fiscal 1995 and $16,640 in fiscal 1994.

(2) Represents the Company's contribution under the Company's 401(k) Profit Sharing Plan, as follows: Stephen Russell -- $2,375 in fiscal 1996, $2,371 in fiscal 1995, and $2,249 in fiscal 1994; Leonard R. Bennett -- $2,594 in fiscal 1996, $2,371 in fiscal 1995 and $2,249 in fiscal 1994; and Richard Goldenberg -- $937 in fiscal 1996, $1,417 in fiscal 1995 and $1,406 in fiscal 1994; Brian L. Reach -- $2,136 in fiscal 1996, $2,139 in fiscal 1995 and none in fiscal 1994.

(3) Leonard R. Bennett resigned as a director, officer and employee of the Company, effective July 3, 1996.

(4) Richard Goldenberg resigned as an officer and employee of the Company, effective October 14, 1996.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options to the Chief Executive Officer of the Company, the Chief Executive Officer of Randy International, Ltd., a subsidiary of the Company, and each of the other three most highly paid executive officers of the Company whose annual cash compensation exceeded $100,000 during the last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL
                                      GRANTS
                                   ------------
                                    % OF TOTAL
                                     OPTIONS
                       OPTIONS      GRANTED TO     EXERCISE OR
                       GRANTED     EMPLOYEES IN    BASE PRICE     EXPIRATION
        NAME           (SHARES)    FISCAL YEAR      PER SHARE        DATE
--------------------   -------     ------------    -----------    ----------

Stephen Russell.....   20,000 (2)         12%        $10.00       03/07/06
Leonard R.
  Bennett...........   20,000 (2)         12%        $10.00       03/07/06
Norman G. Greif.....     --               --           --            --
Richard
  Goldenberg........     --               --           --            --
Brian L. Reach......     --   (3)         --           --            --


                      POTENTIAL REALIZABLE VALUE AT ASSUMED
                      ANNUAL RATES OF STOCK PRICE APPRECIATION
                                FOR OPTION TERM(1)
                     ----------------------------------------
        NAME             5%                   10%
-------------------- -----------   --------------------------
Stephen Russell..... $125,800             $318,800
Leonard R.
  Bennett........... $125,800             $318,800
Norman G. Greif.....     --                  --
Richard
  Goldenberg........     --                  --
Brian L. Reach......     --                  --

------------

(1) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

(2) Options for 6,667 shares are presently exercisable and options for 6,667 shares become exercisable on March 7, 1997 and 6,666 shares become exercisable on March 7, 1998.

(3) See 'Report on Repricing of Options.'

OPTION EXERCISES AND HOLDINGS

     The following  table  sets forth  information  with respect  to  the  Chief
Executive  Officer  of  the  Company,  the  Chief  Executive  Officer  of  Randy
International, Ltd., a subsidiary of the Company and each of the three most highly paid executive officers of the Company, concerning the exercise of options during the last fiscal year and unexercised options held at June 30, 1996. There were no options exercised during fiscal 1996 and no unexercised options were in the money options at June 30, 1996:

                            AGGREGATED OPTION VALUES

                                    NUMBER OF SECURITIES UNDERLYING
                                  UNEXERCISED OPTIONS AT JUNE 30, 1996
                                  -------------------------------------
              NAME                    EXERCISABLE    UNEXERCISABLE
-------------------------------      -------------   -------------
Stephen Russell.................      40,001         29,999
Leonard R. Bennett(1)...........      40,001         29,999
Norman G. Greif.................      60,000         50,000
Richard Goldenberg(2)...........       6,667            833
Brian L. Reach..................      50,001          9,999

------------

(1) Leonard R. Bennett resigned as an officer and director of the Company, effective July 3, 1996.

(2) Richard Goldenberg resigned as an officer and employee of the Company, effective October 14, 1996.

DIRECTORS COMPENSATION

     Non-employee directors of the Company receive an annual fee of $15,000, payable quarterly, for serving as a director of the Company and in 1996 each of the current non-employee directors has been granted an option to purchase 8,500 shares of Common Stock at an exercise price of $10.00. Such directors receive $1,250 per quarter for serving on committees. Board members are reimbursed for their expenses for each meeting attended.

REPORT ON REPRICING OF OPTIONS

     The following table sets forth information relating to the repricing of options held by executive officers since the registrant filed its initial public offering of securities on January 21, 1994.

                                OPTION REPRICING
                     JANUARY 19, 1994 THROUGH JUNE 30, 1996

                                                                                LENGTH OF
                                             MARKET     EXERCISE              ORIGINAL TERM
                               NUMBER OF    PRICE AT    PRICE AT      NEW     REMAINING AT
                                OPTIONS     TIME OF     TIME OF    EXERCISE      DATE OF
        NAME           DATE     REPRICED   REPRICING   REPRICING     PRICE      REPRICING
-------------------- --------- ----------  ----------  ----------  ---------  -------------

Brian L. Reach......  4/12/96     20,000   $9.50       $20.00      $10.00     8 yrs, 5 mos

     The repricing was a component of Mr. Reach's renegotiated employment and consulting agreement. The repricing was in lieu of additional cash compensation in connection with the agreement. The Compensation Committee considers the repricing to be consistent with Mr. Reach's continuing relationship with the Company as a consultant during which time he would not be eligible for additional stock option grants.

                                          COMPENSATION COMMITTEE
                                          Paul A. Biddelman
                                          Michael Miller
                                          Kilin To

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Company's Board of Directors (the 'Committee') was formed in September 1993 and is currently comprised of the three non-employee directors of the Company. The Committee is responsible for approving all executive employment contracts, changes in compensation (base salary and bonus), and other forms of compensation paid to the Company's executive officers in general. Until November 1996, the Committee also was responsible for approving the issuance of all employee stock options. The policy of the Committee is to consider on a subjective basis the executive's ability, contribution and dedication toward the enhancement of stockholder value.

     In Fiscal 1994, the Committee approved a new four year employment contract for Stephen Russell, President and Chief Executive Officer which provides for a base salary of $395,000 with annual increases of 7.5%. The Committee believes this base compensation is competitive as compared to a range of base salaries of executives in similar positions with companies in the Company's peer group. In addition, the Employment contract provided for a bonus determined on the basis of three percent of profit before tax in excess of $3,000,000, not to exceed $360,000. Effective October 1, 1996, the Committee agreed to amend Mr. Russell's contract to reflect his assumption of increased responsibilities following the resignation of Leonard R. Bennett, the former President of the Company on July 3, 1996. The amendment provides that Mr. Russell will receive five percent of profit before tax in excess of $3,000,000. The Committee believes this provides a direct link between the executive's compensation and Company performance and resulting enhancement of stockholder value.

     Stock option grants were awarded on a discretionary, case by case basis, after consideration of an individual's position, contribution to the Company, length of service with the Company, number of options held, if any, and other compensation.

     The Company has not yet formulated a policy with respect to qualifying compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the provision was enacted as part of 'OBRA '93' for compensation exceeding $1 million in a taxable year paid to an executive officer, effective January 1, 1994).

                                          COMPENSATION COMMITTEE
                                          Paul A. Biddelman
                                          Michael Miller
                                          Kilin To

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company and Citicorp Venture Capital, Ltd. ('CVC'), of which Mr. To was an officer, are parties to a registration rights agreement relating to the Common Stock owned by CVC. The Company, Mr. Russell, and Mr. Bennett and Hanseatic, a Corporation of which Paul Biddelman, a director of the Company, is an officer were all parties to a stockholders' agreement relating to the election of Messrs. Russell and Bennett and a Hanseatic designee to the Board of Directors. This agreement was terminated as to Mr. Bennett upon Mr. Bennett's resignation on July 3, 1996.

     For a further description of the foregoing transactions, see 'Certain Relationships and Related Transactions,' and 'Security Ownership of Principal Stockholders and Management.'

STOCK PRICE PERFORMANCE

     The following graph is a comparison of the cumulative total return to stockholders of the Company from the date its Common Stock commenced trading on the NASDAQ NATIONAL MARKET to June 30, 1996 to the cumulative total returns of the NASDAQ Stock Market -- U.S. and the NASDAQ Truck and Transportation Index for that period.

     Under the rules of the Securities and Exchange Commission ('SEC'), this graph is not deemed 'Soliciting Material' and is not incorporated by reference in any filings with the SEC under the Securities Act of 1993 or the Securities Exchange Act of 1934.

                COMPARISON OF 29 MONTH CUMULATIVE TOTAL RETURN*
         AMONG CELADON GROUP INC., THE NASDAQ STOCK MARKET -- US INDEX
                 AND THE NASDAQ TRUCKING & TRANSPORTATION INDEX


                             [PERFORMANCE GRAPH]


                                  PLOT POINTS

                                    1/21/94      6/94       6/95        6/96
Celadon Group Inc................     $100       $95       $105         $53
NASDAQ Stock Market--US..........     $100       $89       $119        $153
NASDAQ Trading & Transportation..     $100       $89       $100        $111


*$100 invested on 01/21/94 in stock or index -- including reinvestment of dividends. Fiscal year ending June 30.

EMPLOYMENT AGREEMENTS

     The Company has a four-year employment agreement expiring January 21, 1998 with Stephen Russell, Chairman and Chief Executive Officer of the Company, providing for an initial annual salary of $395,000, which salary will be increased 7.5% annually during the term of the agreement, plus an annual bonus equal to three percent of the Company's income before income taxes in excess of $3 million, not to exceed a total annual bonus of $360,000. Effective October 1, 1996, the Committee agreed to amend Mr. Russell's contract to reflect his assumption of increased responsibilities following the resignation of Leonard R. Bennett, the former President of the Company on July 3, 1996. The amendment provides that Mr. Russell will receive five percent of profit before tax in excess of $3,000,000. The agreement also provides that in the event of termination: (i) as a result of a change in control of the Company, Mr. Russell, will receive a lump sum severance allowance in an amount equal to two times his annual compensation; (ii) without cause or by Mr. Russell for cause, Mr. Russell will be entitled to receive his salary for the remainder of the term of the agreement or one year, whichever is greater; and (iii) as a result of the disability of Mr. Russell, he will be entitled to receive 50% of his salary during the two-year period commencing on the date of his termination. The agreement also includes a two-year non-compete covenant commencing on termination of employment. As consideration for such non-compete covenant, the Company has agreed to pay Mr. Russell 50% of his salary during the two years following the termination of the employment agreement.

     The Company has a consulting and non-competition agreement which expires July 3, 1999 with Leonard R. Bennett, the former President and Chief Operating Officer of the Company. As a consultant, Mr. Bennett will receive $268,396 annually, plus the continuation of one disability and three life insurance policies provided to him as President of the Company, during the period of his consulting agreement. At the end of the agreement, Mr. Bennett will purchase the policies from the Company for the then cash value of the two whole life policies. Additionally, for purposes of determining the exercisability of stock options previously granted to Mr. Bennett under the Company's Stock Option Plan, the expiration of the agreement on July 3, 1999 will be his termination date for purposes of the Stock Option Plan. The Company's annual premium cost for the disability policy and the annual cost of the life insurance policies net of increases in cash surrender value is less than $10,000. The agreement also includes a non-compete covenant through July 3, 1999. Upon the execution of the consulting agreement, Mr. Bennett's employment agreement was terminated.

     The Company has an employment agreement with Don S. Snyder, Executive Vice President, Chief Financial Officer of the Company, expiring April 1, 1998. This agreement is renewed automatically for successive one-year periods thereafter unless previously terminated by either party. Such employment agreement provides for an annual salary of $160,000, which will be increased at least 5% annually, and an annual bonus of not less than $40,000. Pursuant to the agreement, upon employment by the Company, Mr. Snyder was granted options to purchase 35,000 shares of Common Stock pursuant to the Stock Option Plan, is provided a monthly car allowance and is entitled to participate in any insurance or other benefit plan provided to the Company's executives generally. In connection with Mr. Snyder's relocation to Indianapolis, the Company is obligated to acquire Mr. Snyder's personal residence under certain circumstances. It is undeterminable at this time if these circumstances will occur. The agreement includes a two-year non-compete covenant commencing on termination of employment. As consideration for such non-compete covenant, in the event of termination without cause, Mr. Snyder will receive a severance payment equal to two times his salary and bonus, payable in biweekly installments during the two-year non-competition period.

     The Company has an employment and consulting agreement with Brian L. Reach, Vice President Special Projects. The agreement provides for Mr. Reach's employment, subject to termination by either Mr. Reach or the Company with two weeks notice, at an annual salary of $170,000 plus benefits available to Company executives generally. Mr. Reach will be retained as a consultant for a period of 18 months at an annual compensation rate of $180,000 plus reasonable and necessary out-of-pocket expenses following his termination as an employee. Mr. Reach's current benefits will be continued until such time as he accepts other employment or, the end of the consulting agreement, whichever is the first to occur. Additionally, Mr. Reach will be permitted to exercise stock options previously granted to him through March 31, 1998 or he ceases to be a consultant whichever is the first to occur. The agreement includes a non-compete covenant.

     The Company has a one year consulting agreement with Richard Goldenberg, previously Vice President-Secretary of the Company, who resigned effective October 14, 1996. Under the terms of the agreement, Mr. Goldenberg will serve as a consultant to the Company and be compensated at the rate of $114,000 per year plus continuation of certain benefits which he received prior to his resignation.

     Celadon/Jacky Maeder Company has an employment agreement with Norman G. Grief, such company's President and Chief Executive Officer, pursuant to which Mr. Greif agreed to serve as a full-time employee through June 30, 1999. Pursuant to such agreement, Mr. Greif's annual base salary for fiscal 1996 is $320,000. In addition to such annual base salary, for each of the 1994 through 1999 fiscal years, the Company shall pay Mr. Greif, pursuant to the agreement, an incentive bonus based upon the consolidated income before income taxes of the Freight Forwarding Division. Pursuant to the agreement, Mr. Grief is entitled to the use of a car and to participate in any insurance or benefit plans provided to Celadon/Jacky Maeder Company employees or executives generally. In addition, the agreement includes a non-compete covenant lasting through June 30, 1999. As consideration for such non-compete covenant, the Company has agreed to pay Mr. Greif in the event of termination: (i) by Celadon/Jacky Maeder Company as a result of a disability, $320,000 plus $100,000 per year through June 30,1999 if Mr. Greif is willing and able to renew his position but is not rehired; (ii) by Celadon/Jacky Maeder Company at any time after June 30, 1996 upon proper notice, the remainder of the salary due under the agreement plus $100,000 for each year (or portion of a year) remaining on the agreement up to a maximum of $300,000;
(iii) by Mr. Greif at any time after June 30, 1996 upon proper notice, the remainder of the salary due under the agreement; (iv) by Mr. Grief if Celadon/Jacky Maeder Company changes Mr. Greif's title, relocates Mr. Grief without his consent, fails to comply with payment obligations, terminates Mr. Grief other than pursuant to the employment agreement or if the Company fails to comply with its obligations to Mr. Greif under his stock option agreement with the Company, the remainder of the salary due under the agreement plus $100,000 for each year remaining on the agreement up to a maximum of $300,000. Effective May 1, 1996 with the acquisition by the Company of the net assets of the freight forwarding business conducted at the John F. Kennedy Airport in New York City and the Celadon/Jacky Maeder Company warehouse facility in Kearny, New Jersey, the Company assumed all of the obligations of Celadon/Jacky Maeder Company pursuant to the employment agreement.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth, as of October 11, 1996, certain information furnished to the Company regarding the beneficial ownership of Common Stock (i) by each person who, to the knowledge of the Company, based upon filings with the Securities and Exchange Commission, beneficially owns more than five percent of the outstanding shares of the Common Stock, (ii) by each director of the Company, (iii) by each of the executive officers named in the Summary Compensation Table, and (iv) by all directors and executive officers of the Company as a group.

                                                                                            BENEFICIAL OWNERSHIP
                                                                                                     OF
                                                                                             COMMON STOCK AS OF
                                                                                            OCTOBER 11, 1996(1)
                                                                                           ----------------------
                                   NAME AND POSITION                                        SHARES            %
----------------------------------------------------------------------------------------   ---------         ----

Stephen Russell ........................................................................     998,315(2)(3)   13.1%
  Chairman of the Board, President and Chief Executive
  Officer of the Company
Richard Goldenberg .....................................................................       6,667(3)       *
  Vice President -- Secretary of the Company
Brian L. Reach .........................................................................      50,001(3)       *
  Vice President Special Projects
Don S. Snyder ..........................................................................      17,667(3)       *
  Executive Vice President/Chief Financial Officer
Norman G. Greif ........................................................................      70,000(3)       *
  President and Chief Executive Officer of
  Randy International, Ltd.
Paul A. Biddelman ......................................................................   1,011,224(3)(4)   13.2
  Director of the Company
Michael Miller .........................................................................      16,168(3)       *
  Director of the Company
Joel E. Smilow .........................................................................     100,000
  Nominee for election as Director of the Company
Kilin To ...............................................................................      40,253(3)       *
  Director of the Company
Citicorp Venture Capital Ltd. ..........................................................     438,358(5)       5.7
Hanseatic Corporation...................................................................     995,056(4)(6)   13.0
Wolfgang Traber.........................................................................     995,056(4)      13.0
Columbia Funds Management Company.......................................................     580,000(6)(7)    7.6
All executive officers and directors as a group (ten persons)...........................   1,221,240(8)(9)   16.0

------------

 * Represents beneficial ownership of not more than one percent of the outstanding Common Stock.

(1) Based upon 7,632,580 shares of Common Stock outstanding at October 11, 1996.

(2) Excludes 995,056 shares of Common Stock reported as beneficially owned by Hanseatic Corporation ('Hanseatic') in filings with the Securities and Exchange Commission all of which may be deemed to be beneficially owned by Mr. Russell by virtue of a stockholders agreement among Mr. Russell, Hanseatic and the Company. Mr. Russell disclaims beneficial ownership of such shares. Mr. Russell's address is One Celadon Drive, Indianapolis, IN 46236-4207.

(3) Includes shares of Common Stock which the directors and executive officers had the right to acquire through the exercise of options within 60 days of October 11, 1996, as follows: Stephen Russell - 40,001 shares; Richard Goldenberg - 6,667 shares; Brian L. Reach - 50,001 shares; Don S. Snyder - 11,667 shares; Norman G. Greif - 60,000 shares; Paul A. Biddelman - 16,168 shares; Michael Miller - 16,168 shares; and Kilin To - 16,168 shares.

(4) Of such shares, 946,021 shares of Common Stock are held by Hanseatic Americas LDC, a Bahamian limited duration company in which the sole managing member is Hansabel Partners LLC, a Delaware limited liability company in which Hanseatic is the sole managing member. The remaining shares are held by Hanseatic for discretionary customer accounts, and include 12,121 shares of

                                              (footnotes continued on next page)

(footnotes continued from previous page)

    Common Stock issuable upon exercise of an outstanding warrant. Mr. Biddelman is the Treasurer of Hanseatic and holds shared voting and investment power with respect to the shares held by Hanseatic. In addition, Mr. Wolfgang Traber is the holder of a majority of the shares of capital stock of Hanseatic. Excludes 998,315 shares of Common Stock owned by Mr. Russell that are subject to a stockholders agreement among Mr. Russell, Hanseatic and the Company. The address of Hanseatic, Mr. Traber and Mr. Biddelman is 450 Park Avenue, New York, New York 10022.

(5) The address of Citicorp Venture Capital, Ltd. is 399 Park Avenue, New York, New York.

(6) The address of Columbia Funds Management Company is 1300 SW Sixth Avenue, P.
    O. Box 1350, Portland, Oregon 97207.

(7) This information is based upon Schedules 13G filed with the Securities and Exchange Commission for the June 30, 1996 reporting period.

(8) See footnotes (3) and (4) above.

(9) Excludes options to acquire 40,001 shares of Common Stock by Leonard R. Bennett, who resigned from his positions as Director, President and Chief Operating Officer of the Company effective July 3, 1996.

     Except as otherwise indicated, the Company has been advised that the beneficial holders listed in the table above have sole voting and investment power regarding the shares shown as being beneficially owned by them. Except as noted in the footnotes, none of such shares is known by the Company to be shares with respect to which the beneficial owner has the right to acquire beneficial ownership.

     On July 3, 1996, pursuant to a stock purchase agreement (the 'Stock Purchase Agreement') dated that date among Hanseatic and Stephen Russell, each individually and as agent for other parties, and Leonard R. Bennett and Peter Bennett, Leonard Bennett sold at a price of $9.00 per share an aggregate of 813,314 shares of Common Stock of the Company and Peter Bennett sold an additional 40,000 shares of Common Stock at such price. Upon the closing under the Stock Purchase Agreement, Hanseatic beneficially owned 995,056 shares of Common Stock, including 12,121 shares issuable upon exercise of warrants held by Hanseatic, or approximately 12.8% of the outstanding shares of Common Stock and Mr. Russell owned 998,315 shares of Common Stock, including 40,001 shares issuable upon the exercise of outstanding stock options exercisable within 60 days, or approximately 12.8% of the outstanding shares of Common Stock.

     According to a Schedule 13D filed with the Securities Exchange Commission by Hanseatic, Wolfgang Traber and Paul A. Biddelman, jointly, the funds, in the amount of $4,934,826, to purchase from Messrs. Bennett an aggregate of 548,314 shares of Common Stock were obtained by Hanseatic Americas LDC, a Bahamian limited duration company of which the sole managing member is Hansabel Partners, L.L.C., a Delaware limited liability company of which Hanseatic is the sole managing member, from a combination of working capital and a loan facility provided by M. M. Warburg & Co. Luxembourg S.A. According to Mr. Russell, the funds, in the amount of $405,000 used by him, individually, to purchase from Leonard Bennett an aggregate of 45,000 shares of Common Stock were his personal funds.

     In connection with the closing under the Stock Purchase Agreement, Hanseatic, the Corporation, Stephen Russell and Leonard Bennett amended the stockholders agreement dated as of October 8, 1992, among them to release Mr. Bennett from his obligations thereunder and to provide that, as long as Hanseatic or Mr. Russell each beneficially own at least five percent of the outstanding shares of Common Stock, the Corporation shall use its best efforts to insure that one member of the Corporation's board of directors is a designee of Hanseatic and that another member of the Corporation's board of directors is a designee of Mr. Russell. In addition, Mr. Russell and Hanseatic have agreed to vote all shares of Common Stock owned by them in favor of the election of such nominees or, upon the death of Mr. Russell, for the designee of the holder of a majority of Mr. Russell's shares of Common Stock on the date of death.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH DIRECTORS AND STOCKHOLDERS

     Stephen Russell, Chairman and Chief Executive Officer of the Company, and Leonard R. Bennett, President and Chief Operating Officer of the Company, were parties to a voting agreement pursuant to which they agreed to vote their shares of Common Stock for the other's designee or, upon the death of Mr. Russell or Mr. Bennett, for the designee of the holder of a majority of the decedent's shares of Common Stock on the date of death, as director of the Company. Messrs. Russell and Bennett were the designees pursuant to such agreement. The agreement was terminated upon Mr. Bennett's resignation from the Company on July 3, 1996. Additionally, during fiscal year 1996, Mr. Bennett's wife, Barbara Bennett, and his son, Peter Bennett, were executive vice president of the logistics division, and executive vice president -- administration of the Company, respectively. In that connection, Mr. Bennett's wife was paid $104,111 in fiscal 1996, and his son was paid $134,895 in fiscal 1996. Both Mr. Bennett's wife and son resigned as officers and employees effective July 3, 1996.

     On July 3, 1996, Leonard R. Bennett, President Chief Operating Officer and a Director of the Company resigned as an Officer and Director of the Company and all of its subsidiaries. At that time, he also released the Company from its obligations under his employment contract. The Company entered into a three year noncompete and consulting agreement with Mr. Bennett which provided for annual payments of $268,396 and continuation of certain disability and life insurance benefits. The agreement can be canceled by either party for cause. In addition, on July 3, 1996, Mr. Bennett acquired the Company's 80.5% interest in Celsur Inc. for a total of 100,000 shares of Celadon Group, Inc. common stock and $2,440,645 in the form of a personal note, bearing interest at the prime commercial lending rate of the Chase Manhattan Bank, N.A. New York, New York, and payable October 3, 1996. The note plus interest was paid in full on October 3, 1996.

     On July 3, 1996, Peter Bennett, Executive Vice President Administration of Celadon Trucking Services, Inc., (CTSI), the Company's principal operating subsidiary, resigned as an officer and employee of CTSI. The Company entered into a one year noncompete and consulting contract with Mr. Bennett providing for an annual payment of $60,000.

     The Company and CVC, a principal stockholder of the Company, and of which Kilin To, a director of the Company, was an officer, entered into a registration rights agreement, dated as of April 7, 1988, in connection with CVC's purchase of 1,000,000 shares of Series F Convertible Preferred Stock and warrants (all of which have been converted or exercised, as the case may be, at a weighted average price of $3.08 per share into shares of Common Stock). Under the terms of such agreement, CVC and its permitted transferees have the right to require the Company to file, subject to certain terms and conditions, a registration statement for any or all of the 476,894 shares of Common Stock covered by such agreement which are then held by the requesting holders. In addition, CVC and its permitted transferees have the right to require the Company to include, subject to certain exceptions, any or all of the shares of Common Stock covered by such agreement in any registration statement filed by the Company.

     The Company and Hanseatic, a corporation of which Paul Biddelman, a director of the Company, is an officer, entered into a registration rights agreement, dated as of October 8, 1992, in connection with Hanseatic's purchase of a 9.25% Senior Subordinated Convertible Note (the 'Hanseatic Note') for an aggregate purchase price of $8,000,000. The Hanseatic Note was converted in February 1994 into 739,371 shares of Common Stock (equivalent to a conversion price of $10.82 per share). In connection with the purchase of the Hanseatic Note, the Company paid Hanseatic a $160,000 facility fee and issued to Hanseatic a warrant to purchase, at any time prior to September 30, 1998, 12,121 shares of Common Stock at an exercise price of $10.82 per share. Until October 1998, Hanseatic and its permitted transferees have the right to require the Company to file, subject to certain terms and conditions, a registration statement in respect of any or all of the shares of Common Stock (subject to a minimum of 363,636 shares) covered by such agreement which are then held by the requesting holders. In addition, Hanseatic and its permitted transferees have the right to require the Company to include, subject to certain exceptions, any or all shares of Common Stock covered by such agreement in any registration statement filed by the Company. Such 'piggyback' rights, terminate on September 30, 2001.

     The Company, Hanseatic, Stephen Russell, and Leonard Bennett were parties to a stockholders' agreement, dated as of October 8, 1992, which was amended on July 3, 1996 to release Mr. Bennett. Since July 1996, the agreement has provided that each party shall vote its shares of Common Stock for the election as director of one designee of the other party. See 'Security Ownership of Principal Stockholders and Management.'

     Celadon/Jacky Maeder Company leased a 16,000 square foot facility from a corporation owned by Norman G. Greif, President and Chief Executive Officer of the Celadon/Jacky Maeder Company and another employee of the Celadon/Jacky Maeder Company. The current monthly rent is approximately $12,000. The lease expired on September 30, 1996 and is currently being extended on a month-by-month basis. With the acquisition by the Company of the freight forwarding business conducted at the John F. Kennedy Airport in New York City and the Celadon Jacky Maeder Company ('CJM') facility in Kearny, New Jersey, the Company assumed the obligations of CJM under the lease. The lessor corporation may terminate the lease with at least 270 days prior written notice if Mr. Greif's employment agreement is terminated by the freight forwarding division without cause, or by Mr. Greif with cause. The lessor received $148,000 in rent from Celadon/Jacky Maeder Company in fiscal 1996.

     Additionally, CJM's Israeli freight forwarding agent, which has a profit sharing arrangement with the Company, is 30% owned by Mr. Norman Greif. The gross profits (freight forwarding revenue less direct transportation of freight forwarding) in 1996 earned by the Israeli agent was approximately $302,000. In connection with this agency agreement which terminates June 1997, the Company agreed in fiscal 1994 to advance up to $500,000 to its Israeli agent for advancing on behalf of Israeli customers value added taxes and other prepaid charges incurred by such agent in its business. As of June 30, 1996, there were no outstanding advances. In connection with the wind-down of the freight forwarding business segment, CJM and the Company resolved certain disputed items with CJM's Israeli freight forwarding agent. As a result, the Company recorded a $727,000 bad debt write-off expense as a component of the loss on discontinued operations.

     In connection with the discontinuance of the Company's freight forwarding line of business the Company has engaged Michael Miller, a director of the Company, to negotiate termination or restructuring of leases relating to operating facilities. For his services in this capacity, Mr. Miller received $60,000 in fiscal year 1996.

                RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP

     The Board of Directors has appointed Ernst & Young LLP as the independent auditors for the Company for the current fiscal year. A representative of Ernst & Young LLP is expected to be present at the Meeting with the opportunity to make a statement if such representative desires to do so, and is expected to respond to appropriate questions. The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as auditors.

                            STOCKHOLDERS' PROPOSALS

     Proposals of stockholders to be presented at the next annual meeting must be received for inclusion in the Company's proxy statement and form of proxy by July 12, 1997.

                                    GENERAL

     The Board of Directors does not know of any matters other than those specified in the Notice of Annual Meeting of Stockholders that will be presented for consideration at the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgement. In the event that any nominee is unable to serve as a director at the date of the meeting, the enclosed form of proxy will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy.

     Under Delaware  Law  and the  Company's  Certificate of  Incorporation  and
By-laws, if a quorum is present, directors are elected by a plurality of the votes cast by the holders of shares entitled to vote thereon. A majority of the outstanding shares entitled to vote, present in person or represented by proxy constitutes a quorum. Shares represented by proxies withholding votes from nominees will be counted only for purposes of determining a quorum.

     The entire cost of soliciting proxies hereunder will be borne by the Company. Proxies will be solicited by mail, and may be solicited personally by directors, officers or regular employees of the Company who will not be compensated for their services. The Company will reimburse brokers and banks for their reasonable expenses for forwarding material to beneficial owners for whom they hold stock.

     The Company intends to furnish to its stockholders a copy of the Company's 1996 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Indianapolis, Indiana
November 8, 1996

PROXY

                                      APPENDIX I
                                      DETACH HERE
                                 CELADON GROUP, INC.
                                9503 East 33rd Street
                                  One Celadon Drive
                          Indianapolis, Indiana 46236-4207

                           ANNUAL MEETING OF STOCKHOLDERS
                           THIS PROXY IS SOLICTED BY THE
                                BOARD OF DIRECTORS

          The undersigned hereby appoints Stephen Russell, Paul A. Biddelman and Don S. Snyder and each of them, with full power of substitution, proxies of the undersigned, to vote all shares of Common Stock of Celadon Group, Inc. (the "Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Tuesday, December 17, 1996, at 10:00 o'clock a.m., (local time) at New York City Athletic Club, 180 Central Park South, New York City, New York 10019, and at any adjournments thereof. The undersigned hereby revokes any proxy heretofore given with respect to such shares.

          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2. IF MORE THAN ONE OF SAID PROXIES OR THEIR SUBSTITUTES SHALL BE PRESENT AND VOTE AT SAID MEETING, OR ANY ADJOURNMENT THEREOF, A MAJORITY OF THEM SO PRESENT AND VOTING (OR IF ONLY ONE BE PRESENT AND VOTE, THEN THAT ONE) WILL HAVE AND MAY EXERCISE ALL THE POWERS HEREBY GRANTED.

                                                                   SEE REVERSE
                                                                       SIDE
                   CONTINUED AND TO BE SIGNED ON REVESE SIDE
                                  DETACH HERE

    Please  mark
[x] votes as  in
    this example.

          This Proxy when properly executed and returned will be voted in the manner directed below. If no direction is made, this proxy will be voted FOR all nominees and the proposal listed below.

     1. ELECTION OF DIRECTORS
     Nominees: Stephen Russell, Paul A. Biddelman, Michael
     Miller, Joel E. Smilow, Kilin To.
                                   FOR          WITHHELD
                                   [ ]             [ ]

[ ]
--------------------------------------------------------
         For all nominees except as noted above

     2. RATIFICATION OF APPOINTMENT              FOR       AGAINST     ABSTAIN
        OF ERNST & YOUNG LLP AS AUDITORS.        [ ]         [ ]         [ ]

     3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

               MARK HERE
              FOR ADDRESS      [   ]
               CHANGE AND
              NOTE AT LEFT

     Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope which requires no postage when mailed in the USA.

     Please sign below exactly as your name appears. When shares are held by joint tenants, both shall sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature                 Date            Signature                 Date
          ---------------      ---------            ----------------     ------

                              STATEMENT OF DIFFERENCES
                              ------------------------

   The section symbol shall be expressed as ss.